Mannatech Reports Fourth Quarter 2018 Financial Results

(FLOWER MOUND, Texas) March 11, 2019 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its fourth quarter of 2018.

Quarter End Results

Fourth quarter net sales for 2018 were $44.0 million, a decrease of $2.3 million, or 5.0%, as compared to $46.3 million in the fourth quarter of 2017. Income (loss) from operations decreased to ($0.5) million for the fourth quarter 2018, from $1.1 million in the same period in 2017. Net (loss) was ($1.6) million, or ($0.66) per diluted share, for the fourth quarter 2018, as compared to ($3.7) million, or ($1.37) per diluted share, for the fourth quarter 2017.

Gross profit as a percentage of sales improved to 79.5% for the three months ended December 31, 2018, as compared to 78.7% for the same period in 2017.

Commissions as a percentage of net sales were 40.2% for the three months ended December 31, 2018, as compared to 40.6% for the same period in the prior year. Incentive costs as a percentage of net sales were 3.4% for the three months ended December 31, 2018, as compared to 2.8% for the same period in 2017.

For the three months ended December 31, 2018, overall selling and administrative expenses decreased by $0.2 million to $8.5 million, as compared to $8.7 million for the same period in 2017. The decrease in selling and administrative expenses consisted primarily of a $0.1 million decrease in payroll related costs and marketing costs and a $0.1 million decrease in warehouse costs.

For the three months ended December 31, 2018, other operating costs increased by $1.2 million to $7.4 million, as compared to $6.2 million for the same period in 2017. The increase in other operating costs was primarily due to an increase in legal and consulting fees as well as travel and entertainment costs associated with our corporate sponsored events.

The approximate number of new and continuing independent associate and preferred customer positions held by individuals in Mannatech’s network and associated with purchases of our packs or products as of December 31, 2018 and 2017 were approximately 200,000 and 215,000, respectively. Recruiting decreased 2.4% in the fourth quarter of 2018 as compared to the fourth quarter of 2017. The number of new independent associate and preferred customer positions in the company’s network for the fourth quarter of 2018 was approximately 20,000 as compared to 21,000 in 2017.

Year End Results

Overall net sales decreased $3.1 million, or 1.8%, for 2018, as compared to 2017. During 2018, fluctuations in foreign currency exchange rates had an overall favorable impact on our net sales. During 2018, our net sales declined 2.7% on a Constant dollar basis (a Non-GAAP financial measure); while favorable foreign exchange during 2018 caused an increase of $1.7 million in net sales as compared to 2017. Net loss for 2018 was ($3.9) million, or ($1.53) per diluted share, as compared to ($1.8) million, or ($0.66) per diluted share, for 2017.

Gross profit as a percentage of net sales improved to 80.1% for 2018, as compared to 79.8% for 2017.

Commission expenses decreased for the year ended December 31, 2018, by 3.1%, or $2.2 million to $69.1 million, as compared to $71.3 million for the same period in 2017. Commissions as a percentage of net sales were 39.8% for the year ending December 31, 2018 and 40.4% for the same period in the prior year due to transition costs as we transitioned from our legacy Associate Compensation Plan to the launch of our new Associate Compensation Plan on July 1, 2017.

Incentive costs increased for the year ended December 31, 2018 by 37.5%, or $1.2 million, to $4.4 million, as compared to $3.2 million, for the same period in 2017. The costs of incentives, as a percentage of net sales increased to 2.5% for the year ended December 31, 2018, as compared to 1.8% for the same period in 2017.

For the year ended December 31, 2018, overall selling and administrative expenses decreased by $1.3 million, or 3.7%, to $34.2 million, as compared to $35.5 million for the same period in 2017. The decrease in selling and administrative expenses consisted of a $1.8 million decrease in payroll related costs as we had a greater number of employees in the prior comparative period, and a $0.2 million decrease in marketing costs. These decreases were partially offset by a $0.6 million increase in stock based compensation expense and a $0.1 million increase in contract labor costs.

For the year ended December 31, 2018, other operating costs increased by $2.8 million, or 10.6%, to $29.4 million, as compared to $26.6 million for the same period in 2017. For the year ended December 31, 2018, other operating costs, as a percentage of net sales, were 17.0%, as compared to 15.1% for the same period in 2017. The increase was due to a $1.5 million increase in office expenses, largely attributed to the $1.3 million non-recurring cost of moving to a new corporate headquarters, a $0.7 million increase in travel and entertainment costs associated with corporate sponsored events, a $0.5 million increase in legal and consulting fees, a $0.2 million increase in bad debt expense, a $0.1 million increase in accounting and auditing fees, offset by a $0.1 million decrease in credit card fees and a $0.1 million decrease in auto and equipment leases.

For the year ended December 31, 2018 our tax provision was $4.4 million and for the comparable period of 2017, our tax provision was $4.3 million. For 2018, the Company’s provision was impacted by the mix of earnings across jurisdictions, valuation allowance recorded on losses in certain jurisdictions, and the impact of global intangible low-tax income as a result of the Tax Cuts and Jobs Act (the "Act") passed last year. For 2017, the Company had a significant increase in its rate due to the impact of the Act. Items impacting the 2017 provision included the rate differences in foreign jurisdictions, utilization of foreign tax credits against the transition tax, and certain tax reserve items removed due to expiration of applicable statute of limitations. Items increasing the provision included the transition tax, return to provision and prior year adjustments, and change in valuation allowance.

As of December 31, 2018, our cash and cash equivalents decreased by 34.6%, or $16.2 million, to $30.6 million from $46.8 million as of December 31, 2017. On declining revenues and profits, cash provided by operating activities decreased by $10.5 million for the year ended December 31, 2018 as compared to the same period in 2017. During the year ended December 31, 2018, we invested $2.2 million in computer hardware and software, $1.9 million for leasehold improvements and $0.5 million in office furniture and equipment as we moved our corporate headquarters to a new building. During this period, our financing activities included repayments of $1.5 million for capital lease obligations. Finally, we are proud that we have returned shareholder value with $1.4 million for dividends to shareholders and repurchases of $0.2 million in common stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

We have included a second non-GAAP measure, which reconciles net loss, as reported to net earnings, as adjusted. This presentation isolates the effects of some items that vary from period to period without any correlation to core operating performance and eliminates certain items that management believes do not reflect the Company’s operations and underlying operational performance. Please see Schedule A: Reconciliation of Non-GAAP Financial Measures (Net Earnings, as Adjusted).

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Tuesday, March 12, 2019 at 9 a.m. CT, 10 a.m. ET. The live call was webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 8539789.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$21,845	$37,682
Restricted cash	1,514	1,514
Accounts receivable, net of allowance of $770 and $582 in 2018 and 2017, respectively	106	273
Income tax receivable	291	907
Inventories, net	12,821	9,385
Prepaid expenses and other current assets	3,361	2,607
Deferred commissions	2,449	3,880
Total current assets	42,387	56,248
Property and equipment, net	5,860	3,537
Construction in progress	904	777
Long-term restricted cash	7,225	7,565
Other assets	3,894	3,876
Deferred tax assets, net	1,928	4,239
Total assets	$62,198	$76,242
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$75	$228
Accounts payable	6,724	6,008
Accrued expenses	5,995	5,771
Commissions and incentives payable	12,189	9,658
Taxes payable	2,655	2,404
Current notes payable	702	815
Deferred revenue	5,274	8,561
Total current liabilities	33,614	33,445
Capital leases, excluding current portion	72	144
Deferred tax liabilities	3	1,147
Long-term notes payable	883	—
Other long-term liabilities	2,302	1,265
Total liabilities	36,874	36,001
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 2,381,149 shares outstanding as of December 31, 2018 and 2,742,857 shares issued and 2,702,940 shares outstanding as of December 31, 2017	—	—
Additional paid-in capital	33,939	34,928
Retained earnings (deficit)	(2,782)	4,190
Accumulated other comprehensive income	4,337	5,984
Treasury stock, at average cost, 361,708 shares as of December 31, 2018 and 39,917 shares as of December 31, 2017, respectively	(10,170)	(4,861)
Total shareholders’ equity	25,324	40,241
Total liabilities and shareholders’ equity	$62,198	$76,242

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	For the three months ended December 31,		For the years ended December 31,
	2018	2017	2018	2017
Net sales	$44,024	$46,372	$173,558	$176,696
Cost of sales	9,049	9,886	34,476	35,667
Gross profit	34,975	36,486	139,082	141,029
Operating expenses:
Commissions and incentives	19,153	20,105	73,514	74,550
Selling and administrative expenses	8,450	8,667	34,156	35,470
Depreciation and amortization	543	485	2,064	1,864
Other operating costs	7,352	6,179	29,438	26,626
Total operating expenses	35,498	35,436	139,172	138,510
Income (loss) from operations	(523)	1,050	(90)	2,519
Interest income	76	216	288	274
Other expense (income), net	(390)	(542)	291	(333)
Income before income taxes	(837)	724	489	2,460
Income tax provision	(738)	(4,440)	(4,375)	(4,247)
Net loss	$(1,575)	$(3,716)	$(3,886)	$(1,787)
Loss per common share:
Basic	$(0.66)	$(1.37)	$(1.53)	$(0.66)
Diluted	$(0.66)	$(1.37)	$(1.53)	$(0.66)
Weighted-average common shares outstanding:
Basic	2,381	2,707	2,541	2,708
Diluted	2,381	2,707	2,541	2,708

Non-GAAP Financial Measures (Sales, Gross Profit and Income From Operations in Constant Dollars)

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

The table below reconciles fourth quarter 2018 constant dollar sales to GAAP sales.

	Sales - Q4 2018
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	Constant $ Change
Americas	$14.4	$14.5	$0.1
Asia Pacific	26.4	26.7	0.3
EMEA	3.2	3.4	0.2
Total	$44.0	$44.6	$0.6

The table below reconciles fiscal year 2017 and 2018 constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations.

	2018		2017	Constant $ Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	173.6	171.9	$176.7	(4.8)	(2.7)%
Product	170.2	168.6	157.9	10.7	6.8%
Pack and associate fees(a)	2.5	2.4	14.2	(11.8)	(83.1)%
Other	0.9	0.9	4.6	(3.7)	(80.4)%
Gross profit	139.1	137.7	141.0	(3.3)	(2.3)%
Income (loss) from operations	(0.1)	(0.5)	0.7	(3.0)	(120.0)%
a)Coincident with the introduction of the 2017 Associate Compensation Plan, which was implemented on July 1, 2017, the Company collects associate fees, which each associate pays to the Company annually in order to be entitled to earn commissions, benefits and incentives for that year. The Company collected associate fees within the United States, Canada, South Africa, Japan, Australia, New Zealand, Singapore, Hong Kong, Taiwan, Austria, the Czech Republic, Denmark, Estonia, Finland, Germany, the Republic of Ireland, the Netherlands, Norway, Spain, Sweden and the United Kingdom during the year ended December 31, 2018. Prior to the change, associates purchased packs that were bundles of products within these respective geographic markets. Since implementing the 2017 Associate Compensation Plan, total associate fees represented an immaterial amount of total sales.

Schedule A: Reconciliation of Non-GAAP Financial Measures (Net Earnings, as Adjusted)
(Unaudited and unreviewed), (Table provides Dollars in thousands)
In addition to its reported results and guidance calculated in accordance with GAAP, the Company has included in this release adjusted net earnings, a performance measure that the Securities and Exchange Commission defines as a “non-GAAP financial measure.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, in each case calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain items that management believes do not reflect the Company’s operations and underlying operational performance.
The following is a reconciliation of net loss, presented and reported in accordance with U.S. generally accepted accounting principles, to net earnings, as adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Net loss, as reported	$(1,575)	$(3,716)	$(3,886)	$(1,787)
Expenses related to moving the corporate headquarters	—	266	1,305	266
Legal settlements	—	200	—	700
Provisional tax impact(a)	—	3,381	—	3,381
Net earnings, as adjusted	$(1,575)	$(3,716)	$(2,581)	$(1,787)
a) Relates to the estimated income tax effect of the Tax Cuts and Jobs Act on the Company’s Consolidated Financial Statements as of December 31, 2017 as discussed in Note 7, Income Taxes, to the Consolidated Financial Statements included in the annual report on form 10-K for the year ended December 31, 2017.